CERTIFICATE OF AMENDMENT

OF

FINANCIAL INSTITUTIONS, INC.

Under Section 805 of the Business Corporation Law

The undersigned, being the president of Financial Institutions, Inc. does hereby certify that:

1. The name of the corporation is FINANCIAL INSTITUTIONS, INC. (the “Corporation”).

2. The Certificate of Incorporation was filed by the New York Department of State on September 15, 1931.

3. The Certificate of Incorporation is hereby amended to state the number of shares of Series A 3% Preferred Stock.

Paragraph FOURTH of the Certificate of Incorporation is amended to read in its entirety as follows:

“(a) The first Series of Class A Preferred Stock shall be designated as “Series A 3% Preferred Stock”. Of the 10,000 authorized Class A Preferred Shares, 1,533 shall be designated as Series A 3% Preferred Stock and the designations, preferences, privileges and voting powers of the shares of such series, and the restrictions or qualifications thereof shall be as follows:

The Series A 3% Preferred Stock shall be entitled to receive, when and as declared from surplus or net profits, dividends at the rate of three dollars per share per annum, and no more, which dividends shall be cumulative, from the dividend dated next preceding the date of issue of the respective shares (or from the date of issue if that be a dividend date), and shall be payable quarterly, on the second day of each of the months of January, April, July and October in each year. After dividends on the Series A 3% Preferred Stock shall have been paid at the rate herein provided, and upon all subsequent series of preferred stock issued as provided in certificates which may hereafter be filed, at the rate or rates therein provided, but not prior thereto, the commons stock shall be entitled to receive all sums which may be distributed as dividends in excess of said dividends on the preferred stock.

Upon any liquidation or distribution of capital assets the preferred stock shall be entitled to receive $100.00 per share, and in addition thereto a sum equal to all unpaid dividends accumulated thereon, before any distribution shall be made to the common stock, and after the payment of $100.00 per share upon all the preferred stock of all series outstanding plus such accumulated dividends, the common stock shall be entitled to receive all the remainder of such capital assets so distributed.

No holder of Series A 3% Preferred Stock outstanding from time to time shall, as such holder, have any preemptive right in, or right to purchase or subscribe for any additional shares of the preferred stock, or of the common stock or of any bonds or debentures convertible into either of such stocks.

Holders of Series A 3% Preferred Stock shall have no voting rights, except as may be required by law.

5. The foregoing amendment of the certificate of incorporation was authorized by vote of the Board of Directors pursuant to Section 502 of the Business Corporation Law.

IN WITNESS WHEREOF, this Certificate has been executed, signed and acknowledged this 19th day of December, 2008, by the undersigned, who affirm that the statements made herein are true under the penalties of perjury.

/s/ Peter G. Humphrey
Peter G. Humphrey, President